Exhibit 4.2

INGRAM MICRO INC.

OFFICER’S CERTIFICATE

PURSUANT TO SECTIONS 2.02 AND 11.04 OF THE INDENTURE

August 10, 2012

The undersigned, Erik Smolders, hereby certifies that he is the Vice President and Treasurer – Corporate of Ingram Micro Inc., a Delaware corporation (the “Company”), and authorized, pursuant to resolutions of the Board of Directors of the Company effective as of July 26, 2012 (the “Resolutions”) and the Certificate of the Pricing Officer of the Company dated August 7, 2012 (the “Pricing Officer’s Certificate”), and in accordance with Sections 2.02 and 11.04 of the Indenture (the “Indenture”) dated as of August 10, 2012 between the Company and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), to make the representations and certifications below on behalf of the Company:

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of Note”) representing the Company’s 5.000% Notes Due 2022 (the “Notes”). The Notes are a separate Series of Securities under the Indenture.

The Company is issuing initially $300 million in aggregate principal amount of the Notes. The Company may issue additional Notes from time to time after the date hereof, in which case any additional Notes so issued shall have identical terms as the Notes previously issued (other than with respect to the date of issuance and issue price), and such additional Notes will be treated as a single Series with the previously issued Notes for all purposes under the Indenture; provided, however, that if the additional Notes are not fungible with the Notes issued hereby for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number.

2. The Form of Note sets forth certain of the terms required to be set forth in this certificate pursuant to Section 2.02 of the Indenture, and said terms are incorporated herein by reference. The Notes were offered at an initial public offering price of 99.402% of the principal amount thereof.

3. In lieu of the provisions set forth in Article 3 of the Indenture, the following redemption and prepayment terms shall apply to the Notes:

“Section 3.01 Procedures for Notice of Optional Redemption and Selection of Notes.

The Company will deliver to the Trustee, at least 45 days prior to the date fixed for the redemption of the Notes pursuant to Section 3.03 (the “Optional Redemption Date”) (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section

3.05 of this Indenture.

If fewer than all of the Notes are to be redeemed, the Trustee will select, more than 60 days before the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate. The Trustee may select for redemption or repurchase portions of the principal of Notes that have denominations larger than $1,000.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of them selected shall be in minimum denominations of $2,000 or whole multiples of $1,000 in excess thereof. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or repurchase also apply to portions of Notes called for redemption or repurchase.

Section 3.02 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder, at the expense of the Company, a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

No Notes of $2,000 or less can be redeemed in part.

Section 3.03 Optional Redemption.

The Company may redeem the Notes in whole at any time or in part from time to time (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a redemption), at its option, at a redemption price (the “Optional Redemption Price”) equal to:

a)	if the Optional Redemption Date is before February 10, 2022, the greater of:

(i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including the Optional Redemption Date, or

(ii) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of those payments in interest accrued as of the Optional Redemption Date) discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Optional Redemption Date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof; and

b)	if Optional Redemption Date is on or after February 10, 2022, 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Optional Redemption Date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

Section 3.04 Special Mandatory Redemption.

If the Company does not consummate the Merger on or prior to April 30, 2013 or the Merger Agreement is terminated at any time prior thereto, the Company shall redeem all of the Notes on the Special Mandatory Redemption Date at a redemption price equal to the Special Mandatory Redemption Price.

Section 3.05 Notice of Redemption.

Holders of Notes to be redeemed as provided in Section 3.03 will receive notice thereof by first-class mail at least 30 and not more than 60 days before the Optional Redemption Date. Notice of a special mandatory redemption pursuant to Section 3.04 will be distributed by first class mail promptly, but in any event within five Business Days, after the occurrence of the event triggering such redemption to the registered address of each Holder.

The notice shall identify the Notes to be redeemed and shall state:

(1)	the Optional Redemption Date or the Special Mandatory Redemption Date, as the case may be;

(2)	the Optional Redemption Price or the Special Mandatory Redemption Price, as the case may be;

(3)	the name and address of the Paying Agent;

(4)	that Notes called for redemption must be surrendered to the Paying Agent to collect the Optional Redemption Price or the Special Mandatory Redemption Price, as the case may be;

(5)	that interest on Notes called for redemption ceases to accrue on and after the Optional Redemption Date or the Special Mandatory Redemption Date, as the case may be, unless the Company defaults in the deposit of the Optional Redemption Price of and accrued interest on, or the Special Mandatory Redemption Price;

(6)	the CUSIP number, if any; and

(7)	any other information as may be required by the terms of the Notes being redeemed.

At the Company’s request, and upon receipt of an Officer’s Certificate complying with Section 11.04 hereof, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Section 3.06 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.05 hereof, Notes called for redemption become irrevocably due and payable on the Optional Redemption Date at the Optional Redemption Price, or on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as the case may be. A notice of redemption may not be conditional.

Section 3.07 Deposit of Redemption Price.

On or before the Optional Redemption Date or the Special Mandatory Redemption Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Optional Redemption Price of, or the Special Mandatory Redemption Price for, as the case may be, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Optional Redemption Price, or the Special Mandatory Redemption Price for, as the case may be, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the Optional Redemption Date or the Special Mandatory Redemption Date, as the case may be, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, and, other than the right to receive the Optional Redemption Price of the Notes, or the Special Mandatory Redemption Price for the Notes, as the case may be, all rights under the Notes to be redeemed shall terminate. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Optional Redemption Date or the Special Mandatory Redemption Date, as the case may be, until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.”

4. In addition to the covenants set forth in Article 4 of the Indenture, the Notes shall include the following additional covenants. Such additional covenants set forth in Sections 4.08 and 4.10 below shall be subject to covenant defeasance pursuant to Section 8.03 of the Indenture, and the exception with respect to payment of transfer taxes or similar governmental charges set forth in the parenthetical clause in Section 2.04(h)(2) of the Indenture shall apply to exchange or transfer pursuant to Section 4.09:

“Section 4.08 Liens.

(a) The Company will not, and will not permit any Subsidiary to, create or incur any Lien on any shares of stock, Indebtedness or other obligations of any Subsidiary or any Principal Property of the Company or of any Subsidiary,

whether those shares of stock, Indebtedness or other obligations of any Subsidiary or Principal Property are owned at the date of this Indenture or acquired afterwards, unless the Company secures or causes the applicable Subsidiary to secure the Notes outstanding under this Indenture equally and ratably with (or, at the Company’s option, prior to) all Indebtedness secured by the particular Lien, so long as the Indebtedness is so secured. This covenant does not apply in the case of:

(1) the creation of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of this Indenture (including acquisitions by way of merger or consolidation) by the Company or any Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of this Indenture existing at the time of the acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(2) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the date of this Indenture;

(3) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any of its Subsidiaries;

(4) any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements of that Principal Property;

(5) any Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, industrial revenue bonds and similar financings;

(6) any mechanics’, warehousemen’s, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith;

(7) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(8) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

(9) any landlord’s Lien on fixtures located on premises leased by the Company or a Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(10) any Lien arising by reason of deposits necessary to qualify the Company or a Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligation on surety or appeal bonds;

(11) any Lien on the Company’s current assets to secure loans to the Company that mature within twelve months from their creation and that are made in the ordinary course of business;

(12) any Lien incurred in the normal course of business in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege liens and liens in connection with good faith bids, tenders and deposits;

(13) any Lien in favor of any bank on property or assets held in the ordinary course of business in accounts maintained with such bank in connection with treasury, depositary and cash management services or automated clearing house transfers of funds;

(14) any Lien on all goods held for sale on consignment;

(15) any Lien under any agreement for the sale of trade accounts receivable (or an undivided interest in a specified amount of such trade accounts receivable) and granted to a purchaser or any assignee of such purchaser which has financed the relevant purchase of trade accounts;

(16) any Lien on trade accounts receivable or interests therein of the Company or any of its Subsidiaries with respect to any accounts receivable securitization program (including any accounts receivable securitization program structured as such that remains on the Company’s consolidated balance sheet and on any related property that would ordinarily be subject to a Lien in connection therewith such as proceeds and records;

(17) any Lien created by a lease, which under GAAP as in effect as of the date of this Indenture would be characterized as an operating lease, whether entered into before or after the date of this Indenture; and

(18) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided, in the case of a Lien permitted under clauses (1), (2) or (4), that the Indebtedness secured is not increased nor the Lien extended to any additional assets.

(b) Notwithstanding the restrictions set forth in Section 4.08(a), the Company or any of the Company’s Subsidiaries may create or assume Liens in addition to those permitted by Section 4.08(a), and renew, extend or replace those Liens, without equally and ratably securing the Notes outstanding under this Indenture, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 10% of Consolidated Tangible Assets of the Company measured at the date of incurrence of the Lien.

Section 4.09 Offer to Purchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”), unless the Company has exercised its right to redeem under Section 3.03 or a Special Mandatory Redemption Date has been fixed pursuant to Section 3.04, the Company will be required to make an offer to each Holder of Notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash (the “Change of Control Purchase Price”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a purchase date) (the “Change of Control Purchase Date”), pursuant to and in accordance with the offer described in this Section 4.09 (the “Change of Control Offer”); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

(b) Within 30 days following the Change of Control Date, or at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Company has exercised its right to redeem the Notes as described under Section 3.03 or a Special Redemption Date has been fixed pursuant to Section 3.04, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase Notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of

Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

(c) On each Change of Control Payment Date, the Company will, to the extent lawful:

(1) Accept for payment all Notes or portions of the Notes properly tendered pursuant to the applicable Change of Control Offer;

(2) Deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

(3) Deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d) Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(e) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue thereof.

(f) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. The Company shall not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under this Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

(g) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer pursuant to this Section 4.09 and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.09(f), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company may, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a redemption date).

Section 4.10 Sale and Lease-Back Transactions.

(a) The Company will not, and will not permit any of its Subsidiaries to, sell or transfer, directly or indirectly, except to the Company or to a Subsidiary, any Principal Property as an entirety, or any substantial portion of the Company’s Principal Property, with the intention of taking back a lease of such Principal Property, except a lease for a period of three years or less at the end of which it is intended that the use of that Principal Property by the lessee will be discontinued. Notwithstanding the foregoing, the Company or any Subsidiary may sell any Principal Property and lease it back for a longer period:

(1) if the Company or such applicable Subsidiary would be entitled pursuant to Section 4.08(a) to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding Notes;

(2) if the Company promptly informs the Trustee of the transaction, and the Company causes an amount equal to the fair value (as determined by resolution of its Board of Directors) of the Principal Property to be applied (i) to the purchase of other Principal Property that will constitute Principal Property having a fair value at least equal to the fair value of the Principal Property sold, or (ii) to the retirement within 270 days after receipt of the proceeds of Funded Debt incurred or assumed by the Company or a Subsidiary, including the Notes; provided, further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of the Company (which may include the Notes) or of a Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debt securities or debentures, and an Officer’s Certificate (which will be delivered to the Trustee) stating that the Company elects to deliver or cause to be delivered the debentures or debt securities in lieu of retiring Funded Debt as provided in this Indenture;

(3) if the Company or such applicable Subsidiary executes a lease of Principal Property by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; or

(4) in any such transaction between the Company and a Subsidiary or between two Subsidiaries.

(b) Notwithstanding Section 4.10(a), the Company or any Subsidiary may enter into sale and lease-back transactions in addition to those permitted by

Section 4.10(a), without any obligation to retire any outstanding Notes or other Funded Debt; provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 10% of Consolidated Tangible Assets of the Company.

(c) If the Company delivers debentures or debt securities to the Trustee and the Company duly delivers the Officer’s Certificate pursuant to Section 4.10(a)(2), the amount of cash that the Company shall be required to apply to the retirement of Funded Debt under Section 4.10(a)(2) shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices of the applicable debentures or debt securities, so delivered, or, if there are no such redemption prices, the principal amount of such debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity, then the amount of cash shall be reduced by the amount of principal of such debentures or debt securities that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of this Indenture pursuant to which such debentures or debt securities were issued.

5. In addition to the definitions set forth in Article 1 of the Indenture, the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Debt” means when used in connection with a sale and lease-back transaction referred to in Section 4.10, on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

“Change of Control” means the occurrence of one or more of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(3) the Company or one of its Subsidiaries consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company or one of the Company’s Subsidiaries, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(4) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (b) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Assets” means, at any date, the Company’s total assets and the assets of the Company’s consolidated Subsidiaries that would be reflected on a consolidated balance sheet of the Company and the Company’s consolidated Subsidiaries as at such date in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, the remainder of (a) the Consolidated Assets as of the last day of the most recently ended Fiscal Period, minus (b) the Intangible Assets of the Company and its consolidated Subsidiaries, as recorded in accordance with GAAP in the Company’s consolidated financial statements, as of such last day.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(1) Indebtedness of the Company and its Subsidiaries incurred after the date of this Indenture and secured by Liens created or assumed or permitted to exist pursuant to Section 4.08; and

(2) Attributable Debt of the Company and its Subsidiaries in respect of all sale and lease-back transactions with regard to any property entered into pursuant to Section 4.10.

“Fiscal Period” means a fiscal period of the Company or any of the Company’s Subsidiaries, which shall be either a calendar quarter or an aggregate period comprised of three consecutive periods of four weeks and five weeks (or, on occasion, six weeks instead of five), currently commencing on or about each January 1, April 1, July 1 or October 1.

“Fitch” means Fitch, Inc., and its successors.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

“Independent Investment Banker” means each of Morgan Stanley & Co. LLC and RBS Securities Inc. and their respective successors or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Intangible Assets” means, with respect to any Person, that portion of the book value of the assets of such Person which would be treated as intangibles under GAAP, including all items such as goodwill, trademarks, trade names, brands, trade secrets, customer lists, vendor relationships, copyrights, patents, licenses, franchise conversion rights and rights with respect to any of the foregoing and all unamortized debt or equity discount and expenses less any accumulated amortization recorded.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Company.

“Merger” means the Company’s acquisition of Brightpoint, Inc. as contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among Ingram Micro Inc., Beacon Sub, Inc. and Brightpoint, Inc., dated as of June 29, 2012, as amended from time to time in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc., a Subsidiary of Moody’s Corporation, and its successors.

“Principal Property” means the Company’s corporate headquarters and any warehouse or distribution center owned at the date of this Indenture or acquired after that date by the Company or any of its Subsidiaries which is located within the United States, other than: (i) any property which in the opinion of the Company’s Board of Directors is not of material importance to the total business conducted by the Company as an entity; or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if more than one of such Rating Agencies cease to rate the Notes or fail to make a rating of the Notes publicly available, the Company will appoint a replacement for each such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means ratings of the Notes are lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“Reference Treasury Dealer” means (1) each of Morgan Stanley & Co. LLC and RBS Securities Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “Primary Treasury Dealer”), the Company will substitute for such firm another Primary Treasury Dealer, and (2) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Optional Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Special Mandatory Redemption Date” means the 15th business day following the earlier to occur of (a) April 30, 2013 if the Merger has not been consummated on or prior to April 30, 2013 and (b) the date the Merger Agreement is terminated.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes to be redeemed together with accrued and unpaid interest thereon, if any, to, but not including, the Special Mandatory Redemption Date.

“Treasury Rate” means, with respect to any Optional Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Optional Redemption Date.

6. The undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions and the Pricing Officer’s Certificate.

7. Attached hereto as Annex B is a true and correct copy of the Resolutions and the Pricing Officer’s Certificate.

8. The Notes shall be issued as Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture) and The Depository Trust Company shall be Depository for the Notes.

9. Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on certain paragraphs of the Opinion of Counsel attached thereto, which Opinion relates to the Notes and is delivered in compliance with Section 11.04(2) of the Indenture.

10. The undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the authentication and issuance of the Notes.

11. In connection with this certificate, the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

12. The undersigned has made such examination and investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the covenants and conditions precedent of the Indenture pertaining to the authentication and issuance of the Notes have been satisfied.

13. In my opinion all of the covenants and conditions precedent provided for in the Indenture for the authentication and issuance of the Notes have been satisfied.

Terms used herein that are not otherwise defined but that are defined in the Indenture or the Notes shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer has executed this certificate as of the date first written above.

INGRAM MICRO INC.

/s/ Erik Smolders
Name: Erik Smolders
Title: Vice President and Treasurer — Corporate

[Signature Page to Officer’s Certificate Pursuant to the Indenture]

ANNEX A

Form of Note

(Face of Note)

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.04(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP 457153 AF1

5.000% Notes due 2022

No. 1	$300,000,000

INGRAM MICRO INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of THREE HUNDRED MILLION Dollars on August 10, 2022.

Interest Payment Dates: February 10 and August 10

Record Dates: January 27 and July 27

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: August 10, 2012

INGRAM MICRO INC.

By:
Name: William D. Humes
Title: Chief Operating and Financial Officer

[SIGNATURE PAGE TO THE NOTE]

This is one of the Global Securities referred to in the within-mentioned Indenture:

Dated: August 10, 2012

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

By:
Authorized Signatory

[SIGNATURE PAGE TO THE NOTE]

(Back of Note)

5.000% Notes due 2022

Capitalized terms used herein have the meanings assigned to them in the Indenture and the Officer’s Certificate referred to below unless otherwise indicated.

1. INTEREST. Ingram Micro Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.000% per annum from the date hereof until maturity. The Company will pay interest semi-annually on February 10 and August 10 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be February 10, 2013. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 27 or July 27 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent and Registrar within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. This Note is a duly authenticated security of the Company issued and to be issued under an indenture (the “Indenture”), dated as of August 10, 2012, between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Officer’s Certificate dated August 10, 2012 delivered pursuant to Sections 2.02 and 11.04 thereto (the “Officer’s Certificate”) and by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb) (the “Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture, the Officer’s Certificate and the Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture or the

Officer’s Certificate, the provisions of the Indenture or the Officer’s Certificate, as the case may be, will govern and be controlling.

5. OPTIONAL REDEMPTION. Subject to the terms and conditions of Article 3 of the Officer’s Certificate, the Company may redeem the Notes in whole at any time or in part from time to time, at its option. If the Optional Redemption Date is before February 10, 2022, the Optional Redemption Price shall equal the greater of:

(1) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including the Optional Redemption Date, or

(2) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of those payments in interest accrued as of the Optional Redemption Date) discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Optional Redemption Date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

If the Optional Redemption Date is on or after February 10, 2022, the Optional Redemption Price shall equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Optional Redemption Date; provided that the principal amount of a note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

On or before the Optional Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Optional Redemption Price of and accrued interest for all Notes to be redeemed on the Optional Redemption Date.

If the Company complies with the provisions of the preceding paragraph, on and after the Optional Redemption Date, interest shall cease to accrue on the Notes or any portion thereof called for redemption, and other than the right to receive the Optional Redemption Price of the Notes, all rights under the Notes to be redeemed shall terminate. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Optional Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

6. SPECIAL MANDATORY REDEMPTION. If the Company does not consummate the Merger on or prior to April 30, 2013 or the Merger Agreement is terminated at any time prior thereto, the Company shall redeem all of the Notes on the Special Mandatory Redemption Date at a redemption price equal to the Special Mandatory Redemption Price.

On or before the Special Mandatory Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Special Mandatory Redemption Price for all Notes to be redeemed on the Special Mandatory Redemption Date.

If the Company complies with the provisions of the preceding paragraph, on and after the Special Mandatory Redemption Date, interest shall cease to accrue on the Notes and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Notes shall terminate. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Special Mandatory Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

7. REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem under paragraph 5 above or a Special Mandatory Redemption Date has been fixed under paragraph 6 above, the Company will be required to make an offer to each Holder of Notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, pursuant to and in accordance with the offer described in this paragraph; provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

8. NOTICE OF REDEMPTION. Holders of Notes to be redeemed as provided in Article 3 of the Officer’s Certificate will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes may be transferred or exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture and the Officer’s Certificate. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture and the Officer’s Certificate may be amended as provided in the Indenture. Subject to certain exceptions, the Company and the Trustee may enter into a supplemental indenture with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes affected by such supplemental indenture (voting as one class) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or this Officer’s Certificate or of modifying in any manner the rights of the Holders of the Notes, and the Company’s compliance with any provision of the Indenture with respect to the Notes may be waived by written notice to the Trustee by the Holders of a majority of the aggregate principal amount of the outstanding Notes affected by the waiver (voting as one class). Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or modified in order to: (i) cure ambiguities, defects or inconsistencies, provided that such amendment or modification shall not materially adversely affect the rights of Holders; (ii) provide for the assumption of the Company’s obligations in the case of a merger or consolidation and the Company’s discharge upon such assumption; (iii) make any change that would provide any additional rights or benefits to the Holders of the Notes; (iv) provide for or add guarantors with respect to the Notes; (v) secure the Notes; (vi) establish the form or forms of Notes; (vii) conform any provision in the

Indenture to the “Description of Debt Securities” filed on Form S-3 or the “Description of the Notes” in any accompanying prospectus supplements; or (viii) make any change that does not materially adversely affect the rights of Holders.

12. DEFAULTS AND REMEDIES. Subject to the terms and conditions of Section 6.01 of the Indenture, an “event of default” occurs if there is a: (i) default in paying interest on any Notes when they become due and the default continues for a period of 30 days or more; (ii) default in paying principal, or premium, if any, on the Notes when due; (iii) default in the performance or breach of any covenant in the Indenture (other than defaults in (i) and (ii) above) and the default or breach continues for a period of 60 days or more after the Company receives written notice from the Trustee or the Trustee receives notice from the Holders of at least 25% in aggregate principal amount of the outstanding Notes; or (iv) certain events of bankruptcy or insolvency occur with respect to the Company.

If an Event of Default (other than an Event of Default specified in subsection (iv) above with respect to the Company) under the Indenture occurs with respect to the Notes and is continuing, then the Trustee may and, at the direction of the Holders of not less than 25% in principal amount of the outstanding Notes, will by written notice, require the Company to repay immediately the entire principal amount of the outstanding Notes, together with all accrued and unpaid interest and premium, if any. If an Event of Default specified in subsection (iv) above with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding Notes shall automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default relating to the payment of principal or interest.

Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium or interest on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration of such Notes and its consequences, including any related payment default that resulted from such acceleration.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services or the Company or its Affiliates, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, Indenture or Officer’s Certificate or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

18. COPIES OF INDENTURE. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, CA 92705-4926

Facsimile No.: (714) 566-7900

Attention: General Counsel

19. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s social security number or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 of the Indenture, as amended and supplemented by the Officer’s Certificate, check the box below:

☐    Section 4.09

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09 of the Indenture, as amended and supplemented by the Officer’s Certificate, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ANNEX B

Board Resolutions and Pricing Officer’s Certificate

Ingram Micro Inc. Board Resolutions Adopted Effective July 26, 2012

The Securities Offering

WHEREAS, the Board of Directors of Ingram Micro Inc. (the “Corporation”) has determined that it is in the best interests of the Corporation to undertake an offering (the “Offering”) of up to $400 million aggregate principal amount of debt securities (the “Securities”);

NOW, THEREFORE BE IT RESOLVED, that the President and Chief Executive Officer, Chief Operating and Financial Officer and Executive Vice President, Secretary and General Counsel (the “Authorized Officers”) shall approve, and that the Authorized Officers are, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, and, subject in each case to the determination and approval by the Pricing Officer (as defined below) of the matters delegated to each Authorized Officer (as set forth below), to negotiate, execute and deliver the Securities, an underwriting agreement (including determination of the underwriting discount) with Morgan Stanley & Co. LLC and/or RBS Securities Inc., acting as representatives of the several Underwriters listed on Schedule 1 thereto (the “Underwriters”), an indenture (the “Indenture”) with a trustee to be appointed by the Authorized Officers, as trustee (the “Trustee”), pursuant to which the Securities shall be issued, and such other documents as may be necessary or advisable in connection with the Offering, in each case in such form and having such terms as may be approved by the Authorized Officer executing the same, such approval to be conclusively evidenced by such Authorized Officer’s execution thereof.

RESOLVED FURTHER, that upon the execution and delivery of the Indenture, the Securities, in an aggregate principal amount as set forth in the Indenture, may forthwith be executed by the Corporation and delivered to the Trustee and shall be authenticated by the Trustee and delivered to or upon the order of the Corporation and signed by such officers of the Corporation as provided in the Indenture, such Securities so authenticated and delivered thereby entitling the holders thereof to such rights, and subjecting them to such limitations, as are set forth in the Indenture; and that each of the officers of the Corporation as provided in the Indenture be, and hereby are, authorized, for and on behalf of the Corporation, to execute such Securities in substantially the form provided by the Indenture, with such changes therein and additions and supplements thereto as shall be approved by the officer executing such Securities (such approval to be conclusively evidenced by such officer’s execution thereof), provided that the signature of any such officer upon such Securities may be in facsimile or via email or may be imprinted or otherwise reproduced on such Securities, the Corporation hereby adopting as binding upon it the facsimile signature of any person who shall be an officer of the Corporation at the time of the execution of such Securities, notwithstanding the fact that at the time such Securities shall be authenticated or delivered or disposed of, he or she shall have ceased to be such officer of the Corporation, and if any officer who signs such Security or whose facsimile signature appears thereon shall cease to be an officer prior to the issuance of the Securities, such Securities so signed or bearing such facsimile signature shall nevertheless be valid, and provided that the seal of the Corporation may be in facsimile and may be impressed, affixed, imprinted or otherwise reproduced on such Securities.

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to qualify the Indenture under the Trust

Indenture Act of 1939, as amended, including the filing with the Securities and Exchange Commission (the “Commission”) of the application on Form T-1.

1933 Act Registration

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to cause to be prepared, executed and filed with the Commission a Registration Statement on Form S-3 (the “Registration Statement”), including all exhibits thereto, relating to the Offering and supplements to the prospectus contained therein, as such officer may deem necessary or desirable or as may be required by the Commission, and to do such other acts or things and execute such other documents as such officer may deem necessary or desirable to cause the Registration Statement, as amended and supplemented, to comply with the Act and the rules and regulations thereunder.

Agent for Service

RESOLVED FURTHER, that for the purpose of complying with the laws of the various states wherein the Securities are to be offered and sold, the Board of Directors hereby appoints the Secretary of State or Securities Commissioner or such other entity as designated in each state as the Corporation’s Agent upon whom may be served any notice, process or pleading in any action or proceeding arising out of or in connection with the offer or sale of the Securities or out of any alleged violation of the aforesaid laws with power conferred upon him as such Agent by such laws; and hereby consents that any action or proceeding against the Corporation may be commenced in any court of competent jurisdiction and proper venue within such states by service of process upon said officer with the same effect as if the Corporation were organized or created under the laws of such state and had been lawfully served with process in such state.

Expenses

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to pay the expenses incurred by or on behalf of the Corporation in connection with the Offering.

Approval by Pricing Officer

RESOLVED FURTHER, that the issuance of the Securities and any documentation related thereto shall be subject to final approval of the terms thereof, including, but not limited to, the maturity date and interest rate of the Securities, by the President and Chief Executive Officer of the Corporation or the Chief Operating and Financial Officer of the Corporation (the “Pricing Officer”), which shall be evidenced by delivery of a certificate substantially in the form attached as Exhibit 1 attached hereto (the “Pricing Certificate”).

General

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed to take or cause to be taken all such further actions, and to execute and deliver or cause to be delivered all such further instruments and documents in the name and on behalf of the Corporation and to incur all such fees and expenses, all as in their judgment is deemed necessary or advisable in order to carry into effect each of the foregoing resolutions and that the actions of any officer of the Corporation authorized by the foregoing resolutions or which would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions be, and they hereby are, ratified, confirmed, approved and adopted as actions of the Corporation.

CERTIFICATE

OF

PRICING OFFICER

OF

INGRAM MICRO INC.

(a Delaware corporation)

The undersigned, the Chief Operating and Financial Officer of Ingram Micro Inc. (the “Corporation”), hereby certifies as follows:

Pursuant to the resolutions adopted by the Board of Directors of the Corporation effective as of July 26, 2012, and the authority granted to the undersigned therein, the undersigned hereby approves the terms of the offering of the 5.00% Senior Unsecured Notes due 2022 of the Corporation, in accordance with such resolutions and the following:

Title of Securities:	5.00% Senior Unsecured Notes due 2022 of the Corporation

Aggregate Principal Amount:	$300,000,000.00

Purchase Price to Underwriters (as % of Principal Amount):	98.752%

Discount to Underwriters (as % of Principal Amount):	0.650%

Price to Investors (as % of Principal Amount:	99.402%

Interest Rate:	5.00%

Yield to Maturity:	5.077%

Maturity Date:	August 10, 2022

Pricing Date:	August 7, 2012

Closing Date:	August 10, 2012

Dated as of: August 7, 2012

/s/ William D. Humes
William D. Humes
Chief Operating and Financial Officer

ANNEX C

Trustee Reliance Letter

[Letterhead of Davis Polk & Wardwell LLP]

August 10, 2012

Deutsche Bank Trust Company Americas, as Trustee

Trust & Security Services

60 Wall Street

MS NYC60-2710

New York, NY 10005

Ladies and Gentlemen:

We have acted as counsel to Ingram Micro Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 5.000% notes due 2022 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of August 10, 2012 (the “Indenture”) between the Company and yourself, as Trustee, and an Officer’s Certificate dated August 10, 2012 issued pursuant thereto.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we are of the opinion that the (i) form and terms of the Securities have been established in conformity with the provisions of the Indenture; and (ii) conditions precedent provided for in the Indenture relating to the authentication and delivery of the Securities have been complied with.

In rendering the opinions set forth above, we hereby advise you that: (i) we have read the provisions of the Indenture setting forth conditions precedent to authentication and delivery of the Securities; (ii) we have examined the documents and instruments referred to above; and (iii) it is our opinion that this examination is sufficient to enable us to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with.

We are members of the Bars of the State of New York and the State of California, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

Attached is a copy of our opinion dated today given in connection with the issuance and sale of the Securities to a group of underwriters. We advise you that, in your capacity as Trustee under the Indenture, you may rely on the opinions in paragraph numbers 3 and 4 in the attached opinion subject to the assumptions, qualifications and limitations set forth therein, as if it were addressed to you.

This opinion is rendered solely to you in your capacity as Trustee under the Indenture. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP